Filed Pursuant to Rule 433

Registration Statement No. 333-163747

December 4, 2012

Pricing Term Sheet

$700,000,000 1.35% Senior Notes due 2017 (the “2017 Notes”)

$300,000,000 4.00% Senior Notes due 2042 (the “2042 Notes”)

Issuer:	The Sherwin-Williams Company

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Pricing Date:	December 4, 2012

Settlement: (T+3)	December 7, 2012

Maturity:	2017 Notes: December 15, 2017
2042 Notes: December 15, 2042

Principal Amount:	2017 Notes: $700,000,000
2042 Notes: $300,000,000

Benchmark Treasury:	2017 Notes: UST 0.625% due November 30, 2017
2042 Notes: UST 2.750% due August 15, 2042

Benchmark Treasury Price and Yield:	2017 Notes: 99-31 3/4 / 0.627%
2042 Notes: 99-13 / 2.779%

Spread to Benchmark Treasury:	2017 Notes: +75 bps
2042 Notes: +125 bps

Yield to maturity:	2017 Notes: 1.377%
2042 Notes: 4.029%

Coupon:	2017 Notes: 1.35%
2042 Notes: 4.00%

Public Offering Price:	2017 Notes: 99.869%
2042 Notes: 99.497%

Optional Redemption:	2017 Notes: At any time at a discount rate of Treasury plus 15 basis points

2042 Notes: At any time before June 15, 2042 at a discount rate of Treasury plus 20 basis points

Notwithstanding the foregoing, if the 2042 notes are redeemed on or after June 15, 2042 (the date that is six months prior to their maturity date), the 2042 notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption.

Interest Payment Dates:	June 15 and December 15, commencing June 15, 2013

CUSIP:	2017 Notes: 824348 AP1
2042 Notes: 824348 AQ9

ISIN:	2017 Notes: US824348AP13
2042 Notes: US824348AQ95

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
KeyBanc Capital Markets Inc.
PNC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
HSBC Securities (USA) Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus can be obtained by contacting Citigroup Global Markets Inc. at (800) 831-9146 (toll-free), J.P. Morgan Securities LLC at (212) 834-4533 (collect) or Wells Fargo Securities, LLC at 1-800-326-5897 (toll-free).